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April 9, 1999


Mr. L. B. Yersin
190 Brook Trace Dr.
Birmingham, Al  35244

RE: OFFER OF EMPLOYMENT

Dear Lincoln,

It is a pleasure to put forward this employment offer based on our discussions to date.

POSITION

Senior Vice President and National Sales Manager: Bank Markets.

You will assume primary responsibility for directing the servicing of all sales relationships in the bank market for the Company. This will include, but not be limited to, establishing a cost-effective wholesaling team, sales support desk and training capacity. In your initial period with the Company you may also be required to assist the new business development team in establishing new bank distribution relationships.

START DATE

May 3, 1999

COMPENSATION

We will pay you a base annual salary of $175,000 payable at the monthly rate of $14,583.34. In addition to the base salary, you are eligible to earn a monthly override commission on sales from the relationships under your management. The override would be based on annual production as follows:

-        first $250m - 0.08% (8 basis points)
-        next $250m - 0.06% (6 basis points)
-        over $500m - 0.04% (4 basis points)

For the first two years of your employment with the Company, your override will be subject to the following annual minimums:

- first year - cumulative annual minimum of $150,000, payable at the monthly rate of $12,500.00

- second year - cumulative annual minimum of $75,000, payable at the monthly rate of $6,250.00

In order for you to receive the aforementioned commission, you will be required to maintain at least your Series 6 registration with our broker-dealer, Sage Distributors, Inc. In addition, you will need
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to hold an insurance license in Connecticut. We will advise you of the need to hold insurance licenses in other states as the circumstances arise.

RELOCATION

You will be eligible for the relocation benefits under the Company's guidelines in the attached policy subject to mutually agreed budget parameters.

Should you elect to terminate your employment with us within two years of your appointment, other than due to a change of control or for cause, as defined below, we will require reimbursement of relocation expenses on a pro-rata monthly basis. The reimbursement will start at 100% from date of employment through to 0% on the second anniversary of your appointment.

TRAVEL AND ENTERTAINMENT

We will reimburse you for all company related travel and entertainment expenses subject to a mutually agreed annual budget. Expense reimbursements are subject to approval and would need to be in accordance with our standards and policies.

HEALTH AND WELFARE BENEFIT PROGRAMS

You will be eligible to participate in the Company's benefit programs effective the first day of the month following your employment. These benefits include a major medical program and a dental program. The Company will cover 75% of the premium for these plans. We also have a vision plan fully paid for by the Company.

LIFE INSURANCE

You will be covered for three times your base annual salary under our group term life policies. Contributions are paid 100% by the Company. You should be aware that coverage in excess of $50,000 of group term life are subject to income and Social Security and Medicare taxes, based on standard tabale rates identified by the IRS.

DISABILITY PROGRAMS

You will be covered under our short term and long term disability programs. Short term disability coverage provides for 100% of base compensation for the first 90 days of your certified disability. Thereafter, our insured plan will provide you with 70% of your base salary, up to a maximum benefit of $10,000 per month. Contributions for these plans are paid 100% by the Company.

PENSION PLANS

After one anniversary year of service you will be eligible to join the Company's defined contribution pension plan. Under the current plan, the Company provides a 10.5% contribution of base annual salary on the employee's behalf, up to the salary limitations defined annualy by the IRS. for 1999, the salary limit if $160,000. These contributions vest 100% on your third anniversary year of service with the Company. Employees are not eligible to make contributions to this plan.
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As our current defined contribution plan is based on salary, excluding contributions on commissions and/or bonus payments, it may not be entirely suitable for commissioned and/or sales employees. During the ensuing year we will review the appropriateness of the current pension plan for the sales team.

The Company also provides an additional retirement savings vehicle in the form of a 401(k) plan designed to encourage savings to supplement your retirement income. The Company makes its retirement contributions though the defined contribution plan and thus there is no company match on the 401(k) program. You are, however, immediately eligible to participate in the 401(k) plan and can tax defer a portion of your salary, subject to the annual IRS cap, for 1999 of $10,000.

VACATION, CASUAL AND HOLIDAY LEAVE

You will be entitled to vacation leave of four weeks per annum, accrued monthly. It is the Company's policy that employees take at least two weeks leave per annum. You will also be entitled to casual leave of 6 days per annum, accrued monthly, for personal business and casual illness. Accrued annual and casual leave may be carried forward or cashed, subject to the provisions of the vacation and casual leave policy of the company.

The Company celebrates 10 paid holidays. Nine holidays follow the closings of the stock market and an an additional day is provided as a floating holiday. Holiday leave can not be accumulated or cashed.

LONG TERM CAPITAL INCENTIVES

In recognition that you have unvested long term incentives at AmSouth that you will have to forfeit on your departure, we will advance you half the lost value on these unvested equity rights on the date of your appointment with the Company. This advance will bear no interest and repayment will be waived up to 100% on a pro-rata monthly basis over two years, i.e., at the end of your first year of service only 50% of the advance will be repayable should you elect to leave our employ or have your employment terminated for cause, and 0% at the end of two years of service. Should you leave our employ within this two year period at our election, or due to a change of control as devised below, the advance will be waived in its entirety.

The other half of the value you have forfeited on the AmSouth equity plan will be "credited" in your participation in the company's special founders' long term incentive plan. This plan is currently being finalized and it is envisaged that participants will be offered options in the Company, or more likely its parent, Sage Insurance Group, Inc., at a "ground floor"/startup price. The options will vest in equal amounts (20% per annum) over a five year period. However, as the plan is likely to still be within a private company, the participants are likely to more readily realize market value when an initial public offering is made. Based on the financial projections of the company, we do not foresee this happening until some time after the fifth year of material commencement of sales. It is envisaged that there will be buy-back arrangements with the ultimate holding company should an IPO not materialize.

You will be required to provide the Company with evidence of lost value when you join us in May.

CLUB MEMBERSHIP
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The Company will pay for the initial and annual fees for one golf club on a budget to be agreed. The selected club should provide you with the capability of entertaining Company relationships and should be selected in coordination with the club plans of other executives and senior sales members.

NOTICE PERIOD

Other than for cause or a change of control as defined below, either party is entitled to elect to discontinue the employment relationship with one month's notice. Other than as specifically provided for in this letter of appointment, all rights and benefits will terminate at the end of the one month notice period. Accrued and vested rights, e.g., leave, incentives, etc., will be payable to you at the end of such notice period.

TERMINATION FOR CAUSE

If your services are terminated for cause, you will receive your basic salary, benefits and a pro-rata allocation of any guaranteed minimum bonus or override to the end of the month of such termination. Any unvested rights under benefit or incentive plans will expire in their entirety unexercised at the end of the month of such termination for cause. Accrued and vested rights, e.g., leave, incentives, etc., will be payable to you at the end of this month.

Cause means any willful material neglect by you, or material failure by you to perform the duties and responsibilities of your position. It shall also include any malfeasance or gross misconduct by you in connection with the performance of any of your duties or responsibilities which would be materially prejudicial to the interest of the company.

CHANGE OF CONTROL

Should there be a change of control of the Company, as defined below, and a material change in your responsibilities without your consent within one year of such change of control taking place, then you would be entitled to terminate your employment with one month's notice. Upon such termination of your employment you will be entitled to receive your basic salary, benefits and guaranteed minimum bonus or the equivalent of the past year's override for the following twelve months. In addition, you would be entitled to ordinary vesting under any benefit or incentive plan arising in this subsequent twelve month period.

Change of control would occur when the Sage Insurance Group, Inc., the ultimate US operating parent of the Company, no longer effectively owns more than 50% of the voting equity of the Company.

CONFIDENTIAL INFORMATION

During the course of your employment, you will have access to confidential and proprietary information and records of the Company. In the event of your departure from the Company, you will be required to return all confidential materials and refrain from discussing all confidential information with anybody at any time, unless compelled to do so by law. In addition, the Company shall be the sole owner of all the results and proceeds of your services with the Company, including without limitation, all ideas, designs, programs, materials, etc., relating to the business of the Company.
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INDEMNIFICATION

The Company will indemnify you for any personal liability arising in the ordinary course of business from your position as an officer of the company, including such personal liability materializing after termination of your employment, provided such liability does not arise from any misdeed on your part as described under "Termination for Cause". Such indemnification shall be covered by appropriate insurance at all times.

GENERAL

- Our normal office hours are Monday through Friday, 8:30 AM to 5:00 PM.

- You will be provided with Company paid parking at our offices.

If you are in agreement with this offer of employment, please sign the offer and return one copy to me.

Lincoln, we are very excited to have you join the Sage team. I am confident that you will make a significant contribution to the success of the Company.

Please do not hesitate to call me if you have any questions.

With kindest regards,

ROBIN I. MARSDEN
Robin I. Marsden
President and Chief Executive Officer

Attachment:  Relocation Guidelines



Accepted:         LINCOLN B. YERSIN
                  Lincoln B. Yersin


Date:             April 15, 1999